UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2020

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39262	26-3062752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

170 Pater House, Psaila Street

Birkirkara, Malta, BKR 9077

(Address of principal executive offices)

356 2757 7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GMBL	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	GMBLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2020, the Board of Directors (the “Board”) of Esports Entertainment Group, Inc. (the “Company”), appointed Messrs. Daniel Marks and Warwick Bartlett as members of the Board (the “Appointments”). In addition to being appointed to the Board, Mr. Bartlett was also appointed as Chairman of the Compensation Committee of the Board. Below is a description of Messrs. Marks’ and Bartlett’s professional work experience.

Daniel Marks, age 41

Mr. Marks currently serves as Chief Financial Officer of the Company. He combines over twenty (20) years of experience of senior management in online gambling and corporate banking. From 2016 to 2020, Mr. Marks served as Chief Financial Officer of Argyll Entertainment, an online gambling operator licensed in the UK and Ireland. From 2014 to 2016, he was Chief Financial Officer for Large and Mid-Market Corporates for HSBC, North America., a British multinational banking and financial services organization. From 2008 through 2014, Mr. Marks held multiple financial and operational leadership roles, including Chief Operating Officer for UK Coverage at Barclays plc, a British multinational investment bank and financial services company. He has an undergraduate degree from the University of Bristol, UK.

The Board believes that Mr. Marks’ experience in financial and operational leadership roles, in particular within the corporate banking industry, makes him ideally qualified to help lead the Company towards continued growth and success.

Warwick Bartlett, age 73

Mr. Bartlett combines over fifty (50) years of experience in the gaming industry. From 1999 through the present, Mr. Bartlett has served  as Chief Executive Officer of Global Betting & Gaming Consultants Ltd, a company that provides data and market reports for the global gambling industry. From 1989 to 2019, Mr. Bartlett served on the board of directors of Cashline Pawnbrokers Ltd. From 2002 to 2013, Mr. Bartlett served as Non-Executive Chairman of the Association of British Bookmakers a trade organization for betting shop operators in the United Kingdom which represents its members and their interests through legislative advocacy and media relations. From 2004 to 2010, Mr. Bartlett served as Member of the Horserace Betting Levy Board a UK statutory body that was established by the Betting Levy Act 1961. From 1992 to 2000, Mr. Bartlett served as Chairman of the British Betting Office Association.

The Board believes that Mr. Bartlett’s experience in the gaming industry makes him ideally qualified to help lead the Company towards pursuing its strategies for growth.

Family Relationships

Messrs. Marks and Bartlett do not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Messrs. Marks and/or Bartlett reportable under Item 404(a) of Regulation S-K.

Compensatory Arrangements

In connection with his appointment to the Board, the Company and Mr. Bartlett entered into a director agreement (the “Director Agreement”) whereby as compensation for each year of services, Mr. Bartlett will be entitled to receive: (i) cash compensation of $20,000, paid on a quarterly basis; (ii) 4,000 shares of restricted common stock of the Company, par value $0.001 per share (the “Common Stock”), issued on a quarterly basis; and (iii) 20,000 options to purchase shares of Common Stock, vesting on a quarterly basis, with an exercise price per share that equals 110% of the Common Stock price on the date of grant.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the form of Director Agreement, and such description is qualified in its entirety by reference to the full text of the form of Director Agreement, which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01 Other Events.

On September 1, 2020, the Company issued a press release with regards to the Appointment. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Form of Director Agreement
99.1	Press Release dated September 1, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESPORTS ENTERTAINMENT GROUP, INC.

Dated: September 3, 2020	By:	/s/ Grant Johnson
Grant Johnson
Chief Executive Officer